SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2006

CHITTENDEN CORPORATION

(Exact name of Registrant as specified in charter)

Vermont	001-13769	03-0228404
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Burlington Square, Burlington, Vermont	05401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (802) 660-1410

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On March 15, 2006, the Executive Committee of the Board of Directors of Chittenden Corporation (the “Corporation”) approved bonuses for the five named executive officers for the calendar year 2005 in the following amounts:

Name and Principal Position	Bonus
Paul A. Perrault, President and Chief Executive Officer	$610,000
John W. Kelly, President of Chittenden Bank	325,000
Kirk W. Walters, Executive Vice President	260,000
John P. Barnes, Executive Vice President	250,000
Danny H. O’Brien, President of Ocean National Bank	169,750

These bonuses represent amounts earned by the executive officers under the Corporation’s Executive Management Incentive Compensation Plan. This Plan is designed to provide an annual cash bonus to certain employees of the Corporation and its affiliates in the event certain objective financial performance goals are achieved and/or individual performance goals.

Also on March 15, 2006, the Executive Committee awarded Performance Share Awards to the following individuals who will potentially earn the target award specified below at the end of the three-year performance cycle if the performance measures are attained:

Executive Officer	Target for 3-Year Cycle
Paul A. Perrault	15,000
John W. Kelly	8,500
Kirk W. Walters	6,000
John P. Barnes	6,000
Danny H. O’Brien	4,000

These awards were made by the Executive Committee pursuant to the Corporation’s Performance Share Program which governs Performance Share Awards under the Corporation’s Amended and Restated Stock Incentive Plan.

The Executive Committee of the Board of Directors also awarded to the five named executives options to purchase shares of common stock of the Corporation as follows:

Executive Officer	Number of Options
Paul A. Perrault	50,000
John W. Kelly	25,000
Kirk W. Walters	25,000
John P. Barnes	25,000
Danny H. O’Brien	15,000

These options have an exercise price of $29.11 per share and a term of 10 years, and will be fully vested at December 31, 2006. These options were made pursuant to the Corporation’s Amended and Restated Stock Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHITTENDEN CORPORATION

(Registrant)

BY:	/S/ F. Sheldon Prentice
Senior Vice President, General Counsel and Secretary

DATE: March 21, 2006